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                                   EXHIBIT 12

                            STATE STREET CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES

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                                    SIX MONTHS
                                      ENDED        YEAR ENDED DECEMBER 31,
                                     JUNE 30,  --------------------------------
(Dollars in millions)                  1997     1997   1996   1995  1994  1993
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
(A) Excluding interest on
 deposits:
 Earnings:
 Income before income taxes.......    $  326   $  568 $  453 $  370 $ 343 $ 292
 Fixed charges....................       383      613    477    495   267   184
                                      ------   ------ ------ ------ ----- -----
  Earnings as adjusted............    $  709   $1,181 $  930 $  865 $ 610 $ 476
                                      ======   ====== ====== ====== ===== =====
 Income before income taxes
 Pretax income from continuing
  operations as reported..........    $  324   $  564 $  447 $  366 $ 340 $ 291
 Share of pretax income (loss) of
  50% owned subsidiaries not
  included in above...............         2        4      6      4     3     1
                                      ------   ------ ------ ------ ----- -----
  Net income as adjusted..........    $  326   $  568 $  453 $  370 $ 343 $ 292
                                      ======   ====== ====== ====== ===== =====
Fixed charges:
 Interest on other borrowings.....    $  337   $  548 $  452 $  482 $ 254 $ 170
 Interest on long-term debt
  including amortization of debt
  issue costs.....................        31       55     15      9     9    10
 Portion of rents representative
  of the interest factor in long
  term lease......................        15       10     10      4     4     4
                                      ------   ------ ------ ------ ----- -----
  Fixed charges...................    $  383   $  613 $  477 $  495 $ 267 $ 184
                                      ======   ====== ====== ====== ===== =====
 Ratio of earnings to fixed
  charges.........................     1.85X    1.93x  1.95x  1.75x 2.29x 2.59x
(B) Including interest on depos-
 its:
 Adjusted earnings from (A)
  above...........................    $  709   $1,181 $  930 $  865 $ 610 $ 476
 Add interest on deposits.........       321      512    425    416   281   214
                                      ------   ------ ------ ------ ----- -----
  Earnings as adjusted............    $1,030   $1,693 $1,355 $1,281 $ 891 $ 690
                                      ======   ====== ====== ====== ===== =====
 Fixed charges:
 Fixed charges from (A) above.....    $  383   $  613 $  477 $  495 $ 267 $ 184
 Interest on deposits.............       321      512    425    416   281   214
                                      ------   ------ ------ ------ ----- -----
  Adjusted fixed charges..........    $  704   $1,125 $  902 $  911 $ 548 $ 398
                                      ======   ====== ====== ====== ===== =====
 Adjusted earnings to adjusted
  fixed charges...................     1.46X    1.50x  1.50x  1.41x 1.63x 1.74x
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